Exhibit 10.1
THIRD AMENDMENT
TO THE
PMA CAPITAL CORPORATION 401(k) EXCESS PLAN
(As Amended and Restated Effective January 1, 2000)

WHEREAS, PMA Capital Corporation (the “Company”) maintains the PMA Capital Corporation 401(k) Excess Plan (the “Plan”) for the purpose of providing certain eligible employees of the Company and certain of its participating affiliates with benefits that would be provided under the PMA Capital Corporation 401(k) Plan (the “Qualified Plan”) but for the limitations imposed by Sections 401(k), 401(m), 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Plan was most recently amended and restated effective January 1, 2000 and has since been modified by the First Amendment thereto effective January 1, 2003, and by the Second Amendment thereto effective January 1, 2004; and

WHEREAS, the Company will amend the Qualified Plan effective January 1, 2006 to implement thereunder a non-matching, age-based employer contribution; and

WHEREAS, the Company desires to provide to participants in the Plan the non-matching, age-based employer contributions that would be provided under the Qualified Plan but for the limitations imposed by Sections 401(a)(17) and 415 of the Code; and

WHEREAS, the Company also desires to rename the Plan at this time; and

WHEREAS, under Sections 8.1(a) and 10.4 of the Plan, the Company has reserved the right to amend the Plan with respect to all Participating Companies at any time, subject to certain inapplicable limitations;

NOW, THEREFORE, effective January 1, 2006, except as otherwise specifically provided herein, the Company hereby renames the Plan as the PMA Capital Corporation Retirement Savings Excess Plan, and also amends the Plan as follows:

1. Section 2.19 (definition of “Excess 401(k) Plan Account”) is amended to change the defined term to the “Excess Retirement Savings Plan Account.” Furthermore, all references within the Plan to the “Excess 401(k) Plan Account” are changed to the “Excess Retirement Savings Plan Account.”

2. Section 2.25 is amended to read as follows:

“2.25 Plan means the PMA Capital Corporation Retirement Savings Excess Plan, as set forth in this document and as amended from time to time.”

3. Section 2.28 is amended to read as follows:

“2.28 Qualified Plan means the PMA Capital Corporation Retirement Savings Plan, as amended from time to time.”

4. A new Section 2.30 is added to read as follows, and all following sections of Article II (and all applicable cross-references) are renumbered as necessary:

“2.30 Retirement Contributions means the non-matching, age-based employer contributions made by the Participating Company on behalf of a Participant to the Qualified Plan.”

5. A new Section 2.31 is added to read as follows, and all following sections of Article II (and all applicable cross-references) are renumbered as necessary:

“2.31 Retirement Credits means the amounts credited to a Participant’s Excess Retirement Savings Plan Account pursuant to Section 4.6.”

6. Section 3.2 is amended to read as follows:

“3.2 Procedure for and Effect of Admission. An Eligible Employee shall become a Participant upon the earlier of (a) the date on which he/she has completed an Excess Salary Reduction Agreement and such other forms and provided such data as are reasonably required by the Administrator, or (b) the date on which a Retirement Credit is first credited to his Excess Retirement Savings Plan Account. By becoming a Participant, an Eligible Employee shall for all purposes be deemed conclusively to have assented to the provisions of this Plan and all amendments hereto.”

7. Section 4.1 is amended to read as follows:

“4.1 Establishment of Plan Accounts. The Plan Sponsor shall establish and maintain on its books and records, solely as a bookkeeping entry, an Excess Retirement Savings Plan Account for each Participant. Each Excess Retirement Savings Plan Account will be used to record:

(a) The Employee Pre-Tax Credits, Employer Matching Credits, and Retirement Credits credited under this Plan on behalf of the Participant pursuant to Sections 4.3, 4.5 and 4.6.

(b) The credits or debits for investment earnings or losses under Section 4.7; and

(c) The payments of benefits to the Participant or the Participant’s Beneficiary under Article VI.”

8. A new Section 4.6 is added to read as follows, and all following sections of Article IV (and all applicable cross-references) are renumbered as necessary:

“4.6 Retirement Credits. For each calendar quarter for which a Participant is entitled to a Retirement Contribution under the Qualified Plan, the Plan Sponsor shall credit each Participant’s Excess Retirement Savings Plan Account with Retirement Credits in an amount equal to:

(a) The amount of Retirement Contributions that would have been made for the calendar quarter on behalf of the Participant, but for the limitations of Sections 401(a)(17) and 415 of the Code; minus

(b) The amount of Retirement Contributions actually made to the Qualified Plan on behalf of the Participant for the calendar quarter.”

9. Section 4.7 (renumbered from 4.6) is amended to read as follows:

“4.7 Allocation among Investment Options. A Participant may direct that the Employee Pre-Tax Credits, Employer Matching Credits, and Retirement Credits credited to his or her Excess Retirement Savings Plan Account be valued, in accordance with Section 4.9, as if the balance credited to the Excess Retirement Savings Plan Account were invested in one or more Vanguard Funds or other investments selected by the Participant. The Participant may select any of the investment options set forth in Appendix A in multiples of 5% (or such smaller percentage as the Administrator may determine). The designation of one or more investment options, whether a Vanguard Fund or otherwise, by a Participant under this Section 4.7 shall be used solely to measure the amounts of investment earnings or losses that will be credited or debited to the Participant’s Excess Retirement Savings Plan Account on the Plan Sponsor’s books and records, and the Plan Sponsor shall not be required under the Plan to establish any account in the Vanguard Funds or to purchase any Vanguard Fund shares or other investment on the Participant’s behalf. The designation by a Participant of any investment option under this Section 4.7 shall be made in accordance with the rules and procedures prescribed by the Administrator.”

10. Section 4.8 (renumbered from 4.7) is amended to read as follows:

“4.8 Administration of Investments. The investment gain or loss with respect to Employee Pre-Tax Credits, Employer Matching Credits, and Retirement Credits credited to the Participant’s Excess Retirement Savings Plan Account on behalf of such Participant shall continue to be determined in the manner selected by the Participant pursuant to Section 4.7 until a new designation is filed with the Administrator or its appointee. If any Participant fails to file a designation, he or she shall be deemed to have elected to continue to follow the investment designation, if any, in effect for the immediately preceding Plan Year. A designation filed by a Participant changing his or her investment option selection shall apply to either future contributions, amounts already accumulated in his or her Excess Retirement Savings Plan Account, or both. A Participant may change his or her investment selection on any Valuation Date and such change shall be effected as soon as administratively practicable.”

IN WITNESS WHEREOF, PMA CAPITAL CORPORATION has caused these presents to be duly executed, under seal, this 24th day of  October, 2005.

Attest:	PMA CAPITAL CORPORATION
[SEAL]

/s/ Robert L. Pratter	/s/ William E. Hitselberger
Robert L. Pratter, Secretary	William E. Hitselberger, Executive Vice President and Chief Financial Officer